VIRGINIA MINES INC. (an exploration company) Interim Balance Sheet (unaudited)
(expressed in Canadian dollars)

	As at	As at
	November 30,	February 28,
	2010	2010
	$	$
Assets

Current assets
Cash and cash equivalents	6,869,490	16,365,339
Short-term investments	34,335,528	25,308,249
Tax credits for mining exploration and commodity taxes receivable	3,300,010	3,262,900
Other amounts receivable	155,818	300,262
Prepaid expenses	35,760	59,779
Derivative financial instrument (note 3)	964,580	1,046,210
	45,661,186	46,342,739

Long-term investments (note 2)	1,420,087	1,344,666

Property, plant and equipment	152,834	111,156

Mining properties (note 4)	35,013,764	28,938,768
	82,247,871	76,737,329

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 5)	668,965	1,817,508

Deferred royalties (note 6)	2,145,190	1,216,880

Shareholders' Equity

Share capital	116,670,014	109,664,713
Warrants	36,051	36,051
Stock options	5,284,342	4,286,205
Contributed surplus	381,317	376,949
Deficit	(44,176,725)	(41,523,950)
Accumulated other comprehensive income	1,238,717	862,973
	79,433,716	73,702,941
	82,247,871	76,737,329
Commitments (note 12)

The accompanying notes are an integral part of these financial statements.

Approved by the Board of Directors

(signed) André Gaumond	, Director	(signed) André Lemire	, Director

VIRGINIA MINES INC. (an exploration company) Interim Statements of Earnings (unaudited)
(expressed in Canadian dollars)

	Three-Month Periods		Nine-Month Periods
	Ended November 30,		Ended November 30,
	2010	2009	2010	2009
	$	$	$	$

Expenses
Salaries	197,638	194,909	590,390	616,488
Professional and maintenance fees	69,642	69,549	210,863	171,759
Rent, office expenses and other	151,534	192,638	445,079	471,663
Stock-based compensation	-	-	1,614,473	369,657
Depreciation of property, plant and equipment	10,498	6,292	30,064	18,909
General exploration costs	200,647	142,200	421,623	312,119
Grants, credit on duties refundable for loss and refundable
tax credit for resources	(17,002)	(60,848)	(32,197)	(138,055)
Cost of mining properties abandoned or written off	169,531	479,721	306,871	1,887,510
	782,488	1,024,461	3,587,166	3,710,050

Other income
Dividends and interest	220,727	200,016	633,005	649,778
Fees invoiced to partners	39,010	41,787	155,649	144,283
Gain on sale of mining properties	-	-	-	850,299
Option payment received in excess of cost of
mining property	9,778	-	9,778	18,549
Gain (loss) on sale of available-for-sale investments	(165)	515,141	(25,995)	957,322
Other than temporary write-down on available-for-sale
investments	-	(192,955)	-	(192,955)
Gain (loss) on investments held for trading	5,045	78,797	(92,205)	1,045,471
Gain (loss) on investments designated as held for trading	42,445	(31,228)	195,768	745,154
	316,840	611,558	876,000	4,217,901

Earnings (loss) before income taxes	(465,648)	(412,903)	(2,711,166)	507,851
Future income taxes	34,189	28,977	58,391	114,378
Net earnings (net loss)	(431,459)	(383,926)	(2,652,775)	622,229

The accompanying notes are an integral part of these interim financial statements.

VIRGINIA MINES INC. (an exploration company) Interim Statements of Earnings (unaudited)
(expressed in Canadian dollars)

	Three-Month Periods		Nine-Month Periods
	Ended November 30,		Ended November 30,
	2010	2009	2010	2009
	$	$	$	$

Net earnings (net loss)	(431,459)	(383,926)	(2,652,775)	622,229

Other comprehensive income
Unrealized gain on available-for-sale investments,
net of related income taxes of $34,167 and
$54,895 ($78,420 and $223,294 in 2009)	219,862	504,627	353,245	2,323,940

Reclassification of other-than-temporary declines in value
on available-for-sale investments, net of related
income taxes of nil ($19,843 in 2009)	-	127,687	-	127,687
Reclassification of losses (gains) on available-for-sale
investments realized upon sale, net of related
income taxes of $22 and $3,496 ($69,286
and $128,759 in 2009)	143	(445,855)	22,499	(828,563)

	220,005	186,459	375,744	1,623,064

Comprehensive income (loss)	(211,454)	(197,467)	(2,277,031)	2,245,293

Per share (note 10)

Basic and diluted net earnings (net loss)	(0.014)	(0.013)	(0.088)	0.021

The accompanying notes are an integral part of these interim financial statements.

VIRGINIA MINES INC. (an exploration company) Interim Statements of Changes in Shareholders’ Equity (unaudited)
(expressed in Canadian dollars)

	Nine-Month Periods
	Ended November 30,
	2010	2009
	$	$
Share capital (note 7)
Balance - beginning of period	109,664,713	106,162,531
Stock options exercised	1,500,362	789,861
Acquisition of a mining property	402,600	-
Issuance of shares for cash consideration	5,500,000	2,575,736
Share issue expenses	(397,661)	(214,355)

Balance - end of period	116,670,014	109,313,773

Warrants (note 8)
Balance - Beginning of period	36,051	26,962
Granted	-	24,126

Balance - End of period	36,051	51,088

Stock options (note 9)
Balance - beginning of period	4,286,205	4,745,715
Stock-based compensation	1,614,473	369,657
Exercised	(611,968)	(334,726)
Cancelled	(4,368)	(207,949)

Balance - end of period	5,284,342	4,572,697

Contributed surplus
Balance - beginning of period	376,949	142,038
Stock options cancelled	4,368	207,949

Balance - end of period	381,317	349,987

Deficit
Balance - beginning of period	(41,523,950)	(43,246,993)
Net earnings (net loss)	(2,652,775)	622,229

Balance - end of period	(44,176,725)	(42,624,764)

Accumulated other comprehensive income
Balance - beginning of period	862,973	(955,153)
Other comprehensive income	375,744	1,623,064

Balance - end of period	1,238,717	667,911

Deficit and accumulated other comprehensive income as at November 30, 2010 total $42,938,008 ($40,660,977 as at February 28, 2010

The accompanying notes are an integral part of these interim financial statements.

VIRGINIA MINES INC. (an exploration company) Interim Statements of Cash Flows (unaudited)
(expressed in Canadian dollars)

	Three-Month Periods		Nine-Month Periods
	Ended November 30,		Ended November 30,
	2010	2009	2010	2009
	$	$	$	$
Cash flows from (used in) operating activities
Net earnings (net loss)	(431,459)	(383,926)	(2,652,775)	622,229
Items not affecting cash and cash equivalents
Future income taxes	(34,189)	(28,977)	(58,391)	(114,378)
Loss (gain) on investments designated as held for trading	(42,445)	31,228	(195,768)	(745,154)
Loss (gain) on investments held for trading	(7,250)	(96,000)	81,630	(1,038,000)
Other than temporary write-down on available-for-sale
investments	-	192,955	-	192,955
Loss (gain) on sale of available-for-sale investments	165	(515,141)	25,995	(957,322)
Option payment received in excess of cost of
mining property	(9,778)	-	(9,778)	(18,549)
Gain on sale of mining properties	-	-	-	(850,299)
Cost of mining properties abandoned or written off	169,531	479,721	306,871	1,887,510
Depreciation of property, plant and equipment	10,498	6,292	30,064	18,909
Stock-based compensation	-	-	1,614,473	369,657
	(344,927)	(313,848)	(857,679)	(632,442)

Variation in deferred royalties	308,480	325,480	928,310	902,250

Net change in non-cash working capital items
Tax credits for mining exploration and commodity
taxes receivable	183,984	43,212	59,362	22,508
Other amounts receivable	(77,928)	(20,624)	144,444	38,242
Prepaid expenses	111,465	86,576	24,019	15,063
Accounts payable and accrued liabilities	(391,972)	(358,700)	(140,203)	(246,986)
	(174,451)	(249,536)	87,622	(171,173)
	(210,898)	(237,904)	158,253	98,635

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	3,100,668	2,834,222	6,009,009	2,840,642

Cash flows from (used in) investing activities
Disposition (acquisition) of short-term investments	(4,180,996)	3,219,625	(8,622,730)	2,206,432
Disposition of long-term investments	28,764	22,515	123,938	365,050
Acquisition of mining properties and capitalized
exploration costs	(2,317,769)	(1,546,044)	(7,818,253)	(3,681,670)
Change in credit on duties refundable for loss and
refundable tax credit related to exploration costs	730,871	(60,848)	715,676	(138,055)
Disposition (acquisition) of property, plant and equipment	(38,866)	334	(71,742)	345
Option payments received	10,000	-	10,000	140,000
	(5,767,996)	1,635,582	(15,663,111)	(1,107,898)

Net change in cash and cash equivalents	(2,878,226)	4,231,900	(9,495,849)	1,831,379
Cash and cash equivalents - Beginning of period	9,747,716	5,232,700	16,365,339	7,633,221
Cash and cash equivalents - End of period	6,869,490	9,464,600	6,869,490	9,464,600

The accompanying notes are an integral part of these interim financial statements.

VIRGINIA MINES INC. (an exploration company) Interim Statements of Cash Flows (unaudited)
(expressed in Canadian dollars)

Supplemental information
	Three-Month Periods		Nine-Month Periods
	Ended November 30,		Ended November 30,
	2010	2009	2010	2009
	$	$	$	$
Items not affecting cash and cash equivalents related to
financing and investing activities, and interest received
Credit on duties refundable for loss and refundable tax
credit related to exploration costs applied against
mining properties	3,192,442	6,815,020	3,192,442	6,815,020
Acquisition of mining properties included in accounts
payable and accrued liabilities	110,656	336,408	110,656	336,408
Warrants granted and included in issue expenses	-	24,126	-	24,126
Stock options exercised and included in share capital	191,887	330,684	611,968	334,726
Stock options cancelled and included in contributed
surplus	-	141,663	4,368	207,949
Mining properties sold in consideration of short-term
investments	-	-	-	889,255
Acquisition of a mining property in consideration of the
issuance of shares	-	-	402,600	-
Share issue expenses included in accounts payable and
accrued liabilities	18,276	-	18,276	-

Interest received	116,184	150,206	465,981	522,688

The accompanying notes are an integral part of these interim financial statements.

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

1

Interim financial information

The financial information as at November 30, 2010 and for the three-month and nine-month periods ended November 30, 2010 and 2009 is unaudited. However, in the opinion of management, all adjustments necessary to present fairly the results of these periods have been included. The adjustments made were of a normal recurring nature. Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and use the same accounting policies and methods used in the preparation of Virginia Mines Inc.'s (the "Company") most recent annual financial statements. However, all disclosures required for annual financial statements have not been included in these financial statements. These unaudited interim financial statements should therefore be read in conjunction with the Company's most recent annual audited financial statements.

2

Long-term investments

On January 21, 2009, the asset-backed commercial paper ("ABCP") held by the Company, was exchanged for new securities that had a par value of $3,768,137.

As at November 30, 2010, the notes had now a par value of $3,226,679 and were detailed as follows:

MAV 2
Class A-1 Synthetic Notes	$789,883
Class A-2 Synthetic Notes	498,716
Class B Synthetic Notes	90,531
Class C Synthetic Notes	42,732
Tracking Notes - Traditional Assets (TA)	64,078
$1,485,940
MAV 3
Tracking Notes - Traditional Assets (TA)	112,458
Tracking Notes - Ineligible Assets (IA)	1,628,281
$1,740,739

During the three-month period ended November 30, 2010, the Company received $28,764 ($22,515 for the three-month period ended November 30, 2009) in principal repayments on notes that had a carrying value of $15,598 ($9,617 for the three-month period ended November 30, 2009) and accounted for a gain of $13,166 ($12,898 for the three-month period ended November 30, 2009). For the nine-month period ended November 30, 2010, the Company received $123,938 ($365,050 for the nine-month period ended November 30, 2009) in principal repayments on notes that had a carrying value of $58,491 ($116,782 for the nine-month period ended November 30, 2009) and accounted for a gain of $65,447 ($248,269 for the nine-month period ended November 30, 2009). These gains are presented under caption Gain (loss) on investments designated as held for trading.

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

On November 30, 2010, the Company remeasured its notes at fair value. During this valuation, the Company reviewed its assumptions to factor in new information available at that date, as well as the changes in credit market conditions. The Company gave due consideration, in particular, to new information released by BlackRock Canada Ltd. ("BlackRock"), which was appointed to administer the assets on the plan implementation date. BlackRock issues monthly valuation reports on the value of ABCP supported primarily by subprime assets in the U.S. (IA) and ABCP supported exclusively by traditional securitized assets (TA). The Company’s management measured the fair value of its assets from these two classes using said reports.

Since there is no active market for these notes, the Company’s management has estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management’s best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. The Company also took into account the information released by Dominion Bond Rating Service ("DBRS") on September 21, 2010. DBRS upgraded ABCP supported by synthetic assets or a combination of synthetic and traditional securitized assets of Class A-1 to "A+" and confirmed the "BBB−" rating of Class A-2. For the purposes of estimating future cash flows, the Company assigned an average discount rate of 14.22% with an estimated average term of 6.17 years and used an average yield coupon rate of 2.19%.

As at November 30, 2010, the fair value of the notes was estimated at $1,420,087 ($1,344,666 as at February 28, 2010). As a result of this valuation, the Company recognized an unrealized gain on the notes of $54,740 (unrealized loss of $84,135 for the three-month period ended November 30, 2009) and for the nine-month period ended November 30, 2010, an unrealized gain of $133,912 (unrealized gain of $244,881 for the nine-month period ended November 30, 2009), which are presented under caption Gain (loss) on investments designated as held for trading.

A variation of ±1% in the estimated discount rate would impact the estimated fair value of the Company’s investment in the notes by approximately $77,000 ($82,000 as at February 28, 2010).

In the absence of an active market, the fair value of the new notes is determined using a weighting approach and the foregoing assumptions and is based on the Company’s assessment of market conditions as at November 30, 2010. The reported fair value may change materially in subsequent periods. The Company believes that these differences will not have a material impact on the Company’s financial position.

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

3.

Derivative financial instrument

On March 16, 2009, the Company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility of up to $1,487,278, which represents 75% of the par value of the MAV 3 Tracking Notes Ineligible Assets ("Restructured Notes IA") received in exchange for ABCP supported by ineligible assets. In exchange, the Company contracted to a mortgage and a first plan security on Restructured Notes IA. These are held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement is two years from February 23, 2009.

Under the credit agreement, the Company will have the option, from February 23, 2011, to dispose of Restructuring Notes IA in favour of the Bank in settlement of facility principal due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of Restructuring Notes IA at the option exercise date.

The Company's management has estimated the fair value of this option by using a valuation model (Black & Scholes) with a risk-free interest rate of 1.28% and an expected volatility of 16.26%.

Following the Restructured note IA capital reimbursements made since the signature of this agreement, the maximal revolving credit was reduced and is now established at $1,221,211 ($1,280,310 as at February 28, 2010).

As at November 30, 2010, the Company remeasured its option at fair value, which now is at $964,580 ($1,046,210 as at February 28, 2010). As a result of this valuation, the Company recognized a gain of $7,250 for the three-month period ended November 30, 2010, (gain of $96,000 for the three-month period ended November 30, 2009) and for the nine-month period ended November 30, 2010, a loss of $81,630 (gain of $1,038,000 for the nine-month period ended November 30, 2009) presented under caption Gain (loss) on investments held for trading.

A variation of ±1% in the risk-free interest rate would impact the estimated fair value of the option by approximately $3,000 ($12,000 as at February 28, 2010).

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

4.	Mining properties

					Mining
					properties
					abandoned,
					written off or
					under option,
					credit on duties
					refundable for
					loss, refundable
		Undivided	Balance as at	Costs	tax credit for	Balance as at
	# Claims	interest	March 1, 2010	incurred	resources	November 30, 2010
		%	$	$	$	$
Anatacau	207
Acquisition costs		0	48,925	21,960	-	70,885
Exploration costs			761,018	168,802	(18,843)	910,977
			809,943	190,762	(18,843)	981,862

Ashuanipi	469
Acquisition costs		100	78,989	9,960	-	88,949
Exploration costs			834,172	747,002	(216,265)	1,364,909
			913,161	756,962	(216,265)	1,453,858

Corvet Est	568
Acquisition costs		50	56,537	17,538	(4,074)	70,001
Exploration costs			1,074,683	398,744	(69,186)	1,404,241
			1,131,220	416,282	(73,260)	1,474,242

Coulon	662
Acquisition costs		100	4,856,921	17,574	-	4,874,495
Exploration costs			6,731,439	91,866	(1,800)	6,821,505
			11,588,360	109,440	(1,800)	11,696,000

Éléonore Régional	867
Acquisition costs		100	270,306	60,611	(15,545)	315,372
Exploration costs			674,987	526,087	(119,243)	1,081,831
			945,293	586,698	(134,788)	1,397,203

FCI	412
Acquisition costs		100	112,413	240	-	112,653
Exploration costs			625,599	1,390	(261)	626,728
			738,012	1,630	(261)	739,381

	(forward)		16,125,989	2,061,774	(445,217)	17,742,546

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

					Mining
					properties
					abandoned,
					written off or
					under option,
					credit on duties
					refundable for
					loss, refundable
		Undivided	Balance as at	Costs	tax credit for	Balance as at
	# Claims	interest	March 1, 2010	incurred	resources	November 30, 2010
		%	$	$	$	$

(brought forward)			16,125,989	2,061,774	(445,217)	17,742,546

Lac Gayot	492
Acquisition costs		100	2,161,363	9,566	(39,077)	2,131,852
Exploration costs			760,562	8,210	(14,472)	754,300
			2,921,925	17,776	(53,549)	2,886,152

Lac Pau	715
Acquisition costs		100	110,789	20,437	-	131,226
Exploration costs			1,027,719	1,358,985	(94,582)	2,292,122
			1,138,508	1,379,422	(94,582)	2,423,348

La Grande Sud	188
Acquisition costs		100	44,376	7,080	-	51,456
Exploration costs			395,489	16,537	-	412,026
			439,865	23,617	-	463,482

Poste Lemoyne Ext.	605
Acquisition costs		100	1,154,186	18,802	-	1,172,988
Exploration costs			4,000,855	1,013,228	(186,490)	4,827,593
			5,155,041	1,032,030	(186,490)	6,000,581

Wabamisk	834
Acquisition costs		100	232,177	36,480	-	268,657
Exploration costs			1,217,276	1,147,166	(102,261)	2,262,181
			1,449,453	1,183,646	(102,261)	2,530,838

Others
Acquisition costs			521,687	507,175	(39,052)	989,810
Exploration costs			1,186,300	988,797	(198,090)	1,977,007
			1,707,987	1,495,972	(237,142)	2,966,817
			28,938,768	7,194,237	(1,119,241)	35,013,764

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

Change in mining properties

$

Balance as at March 1, 2010	28,938,768

Costs incurred during the period

Acquisition of a mining property (note 7a)	402,600
Claims	324,823
Analyses	493,918
Drilling	1,099,006
Geophysics	301,797
Geochemistry	19,386
Geology	895,839
Transport	1,741,461
Fees	1,678,449
Accommodation	236,958
7,194,237

Mining properties under option	(222)
Mining properties abandoned or written off	(306,871)
Credit on duties refundable for loss and refundable
tax credit for resources	(812,148)

(1,119,241)

Balance as at November 30, 2010	35,013,764

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

5.	Accounts payable and accrued liabilities

	As at	As at
	November 30,	February 28,
	2010	2010
	$	$

Companies held by directors	12,276	10,613
Advances from partners	334,132	215,069
Trade	322,557	1,591,826
	668,965	1,817,508

6.

Deferred royalties

Advance payments on the royalty held by the Company on the Éléonore deposit started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc. ("Goldcorp"), paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid according to deposit production.

To secure these advance payments, Goldcorp granted the Company a US$5,000,000 immovable hypothec on the Éléonore property.

The Company will recognize the income of these advance payments once the Éléonore mine goes into commercial production, because the first production royalties will be paid out of advance payments received by the Company. The production period represents the performance period over which the earnings process will be completed.

Should the Éléonore mine not be brought to production, the Company will recognize the advance payments as revenues.

7	Share capital For the three-month and nine-month periods ended November 30, 2010 and 2009, the number of shares in the share capital changed as follows:

	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2010	2009	2010	2009

Balance - beginning of period	30,197,942	29,203,776	29,799,392	29,201,776

Stock options exercised	60,650	115,500	204,200	117,500
Acquisition of a mining property (a)	-	-	55,000	-
Issuance of flow-through shares for a cash consideration (b) (c)	240,000	297,086	440,000	297,086

Balance - end of period	30,498,592	29,616,362	30,498,592	29,616,362

(a)

On May 26, 2010, the Company acquired from Ressources Sirios Inc. a 100% interest in the Escale property in consideration of the issuance of 55,000 common shares of the Company.

(b)

On May 18, 2010, the Company completed a private placement of 200,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $2,500,000. Issue expenses of $184,462 related to this private placement were incurred by the Company.

(c)

On October 29, 2010, the Company completed a private placement of 240,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $3,000,000. Issue expenses of $198,276 related to this private placement were incurred by the Company.

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

8.

Warrants

As at November 30, 2010, there were 26,635 warrants outstanding and exercisable at a price of $6.58. These warrants were granted on November 19, 2009 and December 10, 2009 and expire on November 19, 2011 and December 10, 2011.

For the three-month and nine-month periods ended November 30, 2010 and 2009, the number of warrants changed as follows:

	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2010	2009	2010	2009

Outstanding and exercisable - beginning of period	26,635	25,000	26,635	25,000
Granted	-	17,825	-	17,825

Outstanding and exercisable - end of period	26,635	42,825	26,635	42,825

9.

Stock options

Options granted vest immediately, except for 25,000 options granted to an officer during the year ended February 28, 2009, which vested on December 16, 2009, and are exercisable over a maximum period of ten years following the grant date.

For the three-month and nine-month periods ended November 30, 2010 and 2009, the number of stock options changed as follows:

	Three-Month Periods		Nine-Month Periods
	Ended November 30,		Ended November 30,
	2010	2009	2010	2009

Outstanding - beginning of period	1,782,000	1,821,250	1,487,800	1,701,500
Stock-based compensation	-	-	439,250	142,750
Exercised	(60,650)	(115,500)	(204,200)	(117,500)
Cancelled	-	(39,000)	(1,500)	(60,000)

Outstanding - end of period	1,721,350	1,666,750	1,721,350	1,666,750

Exercisable - end of period	1,721,350	1,641,750	1,721,350	1,641,750

The following table summarizes information about stock options outstanding and exercisable as at November 30, 2010:

Options outstanding and exercisable
			Weighted
			average
Range of exercise		Weighted average	exercise
prices	Number	remaining contractual life	price
		(years)	$

$3.21 to $4.44	933,000	6.04	4.04
$5.22 to $7.21	788,350	7.94	6.28

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

The fair value of stock options granted during the nine-month period ended November 30, 2010 has been estimated using the Black & Scholes valuation model with the following assumptions:

Risk-free interest rate	1.98%
Expected volatility	51.28%
Dividend yield	Nil
Weighted average expected life	4.05 years
Weighted average fair value of options granted	$3.676

10.

Earnings per share

For the three-month and nine-month periods ended November 30, 2010 and for the three-month period ended November 30, 2009, there was no difference between the basic and diluted net loss per share since the dilutive effect of stock options and warrants was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted net loss per share for those periods was calculated using the basic weighted average number of shares outstanding.

	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2010	2009	2010	2009

Basic weighted average number of shares outstanding	30,309,383	29,338,296	30,108,181	29,247,134
Warrants	3,387	-	2,439	-
Stock options	577,179	229,803	522,919	76,197

Diluted weighted average number of shares outstanding	30,889,949	29,568,099	30,633,539	29,323,331

Items excluded from the calculation of diluted
earnings per share because the exercise price was greater
than the average quoted value of the common shares
Warrants	-	42,825	-	42,825
Stock options	-	535,750	-	1,038,750

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

11.	Financial instruments

The classification of financial instruments as at November 30, 2010 and as at February 28, 2010 is summarized as follows:

							As at November 30, 2010
							Carrying
							value	Fair value
	Held for trading		Available-for-sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	6,869,490		-		-	-	6,869,490	6,869,490
Short-term investments	980,456	(a)	33,355,072	(b)	-	-	34,335,528	34,335,528
Other amounts receivable	-		-		155,818	-	155,818	155,818
Derivative financial instrument	964,580		-		-	-	964,580	964,580
Long-term investments	1,420,087	(c)	-		-	-	1,420,087	1,420,087
	10,234,613		33,355,072		155,818	-	43,745,503	43,745,503

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	668,965	668,965	668,965

							As at February 28, 2010
							Carrying value	Fair value
	Held for trading		Available-for-sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	16,365,339		-		-	-	16,365,339	16,365,339
Short-term investments	1,894,992	(a)	23,413,257	(b)	-	-	25,308,249	25,308,249
Other amounts receivable	-		-		300,262	-	300,262	300,262
Derivative financial instrument	1,046,210		-		-	-	1,046,210	1,046,210
Long-term investments	1,344,666	(c)	-		-	-	1,344,666	1,344,666
	20,651,207		23,413,257		300,262	-	44,364,726	44,364,726

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	1,817,508	1,817,508	1,817,508

(a) Convertible debentures designated as held for trading
(b) Bonds, trust units and shares
(c) MAV 2 and MAV 3 notes designated as held for trading

VIRGINIA MINES INC. (an exploration company) Notes to Interim Financial Statements (unaudited)
(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are measured at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments.

The fair value of long-term investments and derivative financial instrument was determined using the method described in notes 2 and 3, respectively.

As at November 30, 2010, gross unrealized losses on available-for-sale securities totalled $160,679 ($198,730 as at February 28, 2010). Of this sum, an amount of $43,396 ($5,980 as at February 28, 2010) is related to bonds and results from changes in market interest rates and not to deterioration in the creditworthiness of issuers. The balance of $117,283 ($192,750 as at February 28, 2010) related to common shares and trust units is mainly explained by market price fluctuations. The Company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It believes that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading for the three-month and nine-month periods ended November 30, 2010, are $123,000 and $344,000, respectively ($138,000 and $433,000 for the three-month and nine-month periods ended November 30, 2009).

12.

Commitments

The Company has committed to incurring exploration expenses of $3,848,752 by December 31, 2010 and transferring the related tax expenditures to the subscribers of its flow-through share underwritings completed on November 19, 2009 and December 10, 2009. As at November 30, 2010, the Company has fulfilled its commitment regarding the exploration expenses and has transferred the related tax expenditures to the subscribers.

The Company has also committed to incurring exploration expenses of $2,500,000 by December 31, 2011 and transferring the related tax expenditures to the subscribers of its flow-through share underwriting completed on May 18, 2010. As at November 30, 2010, the Company has fulfilled its commitment regarding the exploration expenses.

The Company has also committed to incurring exploration expenses of $3,000,000 by December 31, 2011 and transferring the related tax expenditures to the subscribers of its flow-through share underwriting completed on October 29, 2010. As at November 30, 2010, the Company has incurred expenses of $424,471 under this commitment.

The Company has signed various exploration contracts and has committed to paying approximately $650,000 in the next 12 months.

13.	Comparative figures Certain comparative figures have been reclassified to comply with the current period presentation.